News Release	EXHIBIT 99
For further information contact: Jeff Elliott or Geralyn DeBusk Halliburton Investor Relations 972-458-8000

Dave & Buster’s, Inc. Reports a 1.2 Percent Increase in Comparable Store Sales
and a 9.8 Percent Increase in Adjusted EBITDA for its Fiscal 2008 Second Quarter

DALLAS—September 10, 2008—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced results for its second quarter ended August 3, 2008.

Total revenues increased 3.5% to $136.2 million in the second quarter of 2008, compared to $131.7 million in the second quarter of 2007. This revenue growth was comprised primarily of a 1.2% increase in comparable store sales and a $3.0 million increase in revenues from non-comparable operations. Total Food and Beverage revenues increased 2.1%, while revenues from Amusements and Other increased 5.0%.

EBITDA (Modified) for the second quarter of 2008 of $19.6 million exceeded prior year EBITDA (Modified) of $18.4 million by 6.4%. Adjusted EBITDA, which excludes Startup costs and other non-recurring charges, increased 9.8% to $20.7 million versus $18.9 million in the second quarter of fiscal 2007.

Total revenues for the 26-week period increased 4.3% to $278.7 million from $267.1 million for the comparable period last year. This revenue growth was comprised primarily of a 2.5% increase in comparable store sales and a $5.0 million increase in revenues from non-comparable operations. Total Food and Beverage revenues increased 1.6%, while revenues from Amusements and Other increased 7.5%.

EBITDA (Modified) for the 26-week period of $46.8 million exceeded prior year EBITDA (Modified) of $37.2 million by 25.7%. Adjusted EBITDA, which excludes Startup costs and other non-recurring charges, increased 17.3% to $48.4 million, versus $41.3 million for the comparable period last year.

“I’m proud of our performance during the second quarter. We achieved positive comparable store sales in the face of a softening consumer environment,” stated Steve King, the Company’s Chief Executive Officer. “Our operations team was able to make significant progress on our margin initiatives and we delivered adjusted EBITDA growth of ten percent.”

Non-GAAP Financial Measures

A reconciliation of EBITDA (Modified) and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss second quarter results on Wednesday, September 10, 2008, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). To participate in the conference call, please dial (866) 765-2661 a few minutes prior to the start time and reference code # 63259257. Additionally, a live and archived webcast of the conference call will be available on the Company's Web site, www.daveandbusters.com.

Celebrating over 25 years of operations, Dave & Buster's was founded in 1982 and is one of the country's premier entertainment/dining concepts in the United States and in Canada. The Company is proud to announce the July 21, 2008 opening of its newest store, which is located in Plymouth Meeting, Pennsylvania. The Plymouth Meeting location is the 50th Company-operated store in North America. More information on the Company is available on the Company's Web site, www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer spending, changes in demographic trends, unfavorable publicity, our ability to open new complexes, acts of God, and governmental regulations.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	August 3, 2008	February 3, 2008
	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$26,974	$19,046
Other current assets	29,623	31,494
Total current assets	56,597	50,540

Property and equipment, net	294,241	296,974

Intangible and other assets, net	147,560	148,689

Total assets	$498,398	$496,203

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$77,461	$81,206

Other long-term liabilities	81,504	81,866

Long-term debt, less current liabilities	242,500	242,375

Stockholders’ equity	96,933	90,756

Total liabilities and stockholders’ equity	$498,398	$496,203

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	August 3, 2008		August 5, 2007

Food and beverage revenues	$71,856	52.7%	$70,350	53.4%
Amusement and other revenues	64,382	47.3%	61,315	46.6%
Total revenues	136,238	100.0%	131,665	100.0%

Cost of products	26,802	19.7%	26,259	19.9%
Store operating expenses	80,980	59.4%	78,719	59.8%
General and administrative expenses	8,629	6.3%	8,780	6.7%
Depreciation and amortization	11,898	8.7%	12,809	9.7%
Startup costs	960	0.7%	299	0.2%
Total operating expenses	129,269	94.8%	126,866	96.3%

Operating income	6,969	5.2%	4,799	3.7%
Interest expense, net	5,811	4.3%	6,347	4.8%

Income (loss) before provision for income taxes	1,158	0.9%	(1,548)	(1.1)%
Provision (benefit) for income taxes	188	0.1%	(867)	(0.7)%
Net income (loss)	$970	0.8%	$(681)	(0.4)%

Other information:
Company operated stores open at end of period	50		48

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown:

Total net income (loss)	$970		$(681)
Add back: Provision (benefit) for income taxes	188		(867)
Interest expense, net	5,811		6,347
Depreciation and amortization	11,898		12,809
Loss (gain) on asset disposal	467		454
Share-based compensation	256		342
EBITDA (Modified) (1)	19,590		18,404
Add back: Startup costs	960		299
Wellspring expense reimbursement	187		187
Adjusted EBITDA (1)	$20,737		$18,890

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	26 Weeks Ended		26 Weeks Ended
	August 3, 2008		August 5, 2007

Food and beverage revenues	$146,521	52.6%	$144,174	54.0%
Amusement and other revenues	132,180	47.4%	122,954	46.0%
Total revenues	278,701	100.0%	267,128	100.0%

Cost of products	53,897	19.3%	52,896	19.8%
Store operating expenses	161,031	57.8%	156,603	58.6%
General and administrative expenses	17,111	6.1%	21,499	8.0%
Depreciation and amortization	24,337	8.7%	25,412	9.5%
Startup costs	1,242	0.5%	357	0.1%
Total operating expenses	257,618	92.4%	256,767	96.0%

Operating income	21,083	7.6%	10,361	4.0%
Interest expense, net	11,957	4.3%	13,921	5.2%

Income (loss) before provision for income taxes	9,126	3.3%	(3,560)	(1.2)%
Provision (benefit) for income taxes	3,146	1.1%	(2,044)	(0.7)%
Net income (loss)	$5,980	2.2%	$(1,516)	(0.5)%

Other information:
Company operated stores open at end of period	50		48

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown:

Total net income (loss)	$5,980		$(1,516)
Add back: Provision (benefit) for income taxes	3,146		(2,044)
Interest expense, net	11,957		13,921
Depreciation and amortization	24,337		25,412
Loss (gain) on asset disposal	849		638
Share-based compensation	551		826
EBITDA (Modified) (1)	46,820		37,237
Add back: Startup costs	1,242		357
Wellspring expense reimbursement	375		375
Change in control expenses	-		3,337
Adjusted EBITDA (1)	$48,437		$41,306

NOTE

(1) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before income tax expense (benefit), interest expense (net), depreciation, amortization, loss (gain) on asset disposal and stock-based compensation expense. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) plus startup costs, Wellspring expense reimbursement, non-cash and non-recurring charges. The company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, “EBITDA - Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA - Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our Senior Credit Facility and indentures relating to the Company’s senior notes. Neither of the EBITDA - Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.